                                                                   EXHIBIT 5.1

                               OPINION OF COUNSEL


                         HUTCHINS, WHEELER AND DITTMAR,
                           A PROFESSIONAL CORPORATION
                               101 FEDERAL STREET
                                BOSTON, MA 02110


                                                          October 12, 2000

Bruker Daltonics Inc.
15 Fortune Drive
Billerica, MA  01821

REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Bruker Daltonics Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about October 12, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 2,188,000 shares of the Company's Common Stock reserved for issuance under the 2000 Stock Option Plan (the "Plan"). As the Company's legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the foregoing shares under the Plan (collectively, the "Shares").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable, and no personal liability will attach thereto.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.



                                Very truly yours,


                                HUTCHINS, WHEELER & DITTMAR,
                                A Professional Corporation